Composite Technology's Financing Approved by Court

Wednesday October 12, 8:00 am ET

IRVINE, Calif., Oct. 12 /PRNewswire-FirstCall/ -- Composite Technology Corporation (CTC or Company) (OTC Bulletin Board: CPTCQ - News), announced today that Judge John E. Ryan of the U.S. Bankruptcy Court has approved the placement of 6% senior convertible notes in the aggregate principal amount of $6 million ("Notes") to six investors pursuant to the terms and conditions of a Securities Purchase Agreement entered into on September 26, 2005, as amended on October 3, 2005 and October 7, 2005. The Notes will be convertible into shares of the Company's common stock at a conversion price of $1.55 per share.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The shares issued upon conversion of the Notes and exercise of the Warrants may be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code, subject to the Bankruptcy Court's approval in connection with the confirmation of the Company's plan of reorganization.